Exhibit 99.1

RASER TECHNOLOGIES, INC.
HYUNDAI HEAVY INDUSTRIES
5152 North Edgewood Drive	1, Jeonha-dong, Dong-gu
Provo, Utah 84604	Ulsan, 682-792 South Korea
(801) 765-1200	+82-52-235-9114

     RASER TECHNOLOGIES AND HYUNDAI HEAVY INDUSTRIES ANNOUNCE MEMORANDUM OF UNDERSTANDING FOR JOINT DEVELOPMENT OF RENEWABLE

ENERGY AND ELECTRIC VEHICLES

A U.S. Green Energy Company and Korean Manufacturing Giant Team for Well-to-Wheels Development of Renewable Energy and Electric Vehicles

Provo, Utah, June 29, 20010 –Raser Technologies, Inc. (“Raser”) (NYSE: RZ), an energy technology company, and global manufacturing giant Hyundai Heavy Industries (“HHI”) announced today that the two companies have signed a Memorandum of Understanding (“MOU”) for the joint development of renewable energy and electric vehicles. The agreement sets into play the first two projects that are intended to lead to a broader long-term relationship to develop renewable energy in the western U.S. utilizing Raser’s resource portfolio and HHI’s renewable energy equipment manufacturing capabilities. The agreement also sets forth the first phase of commercial production of electric fleet vehicles utilizing HHI’s high tech engineering and manufacturing capability and Raser’s powertrain technology.

HHI Chairman, Dr. K.S. Min, attended the Western Governors’ Association (“WGA”) annual meeting to meet with governors of western states where potential renewable energy projects will be located. The WGA annual meeting agenda calls for coordinated steps to be taken by western states to address climate adaptation, including the development of renewable energy.

“We are committed to meeting the challenges of global climate change in the two key industries that can reduce fossil fuel emissions the most, renewable energy and electric vehicles,” said Dr. Min. “We selected Raser as a development partner because of their leadership in electric vehicles, and their sizable holdings of highly valuable renewable resources,” concluded Min.

The “Well-to-Wheels” demonstration projects, identified in this initial MOU, consist of a 5 megawatt solar power generation project, and the production of the first 3 extended range electric trucks (“E-REV”) for U.S. fleet customers.

The proposed solar power project will be built at Raser’s Thermo site in southern Utah, using photovoltaic (PV) solar panels and transmission equipment manufactured by HHI. The solar power plant will be co-located with Raser’s geothermal power plant to enable the demonstration of a unique new zero emissions blended renewable (“ZEBRA”) development by Raser.

“When completed, the project will be the first phase in demonstrating the potential value of HHI and Raser’s relationship in developing renewable energy projects on Raser’s sizeable holdings where all three renewable resources, geothermal, solar and wind coexist in close proximity to existing transmission lines in a unique “Triple Play” area of Utah’s renewable energy zone, where Raser holds a large property portfolio,” commented Raser Executive Vice President Richard Clayton.

In subsequent phases of the project, solar and wind power will be blended with Raser’s base-load geothermal energy enabling better availability and reliability preferred by utilities.

In addition, the MOU launches the first phase of commercial production of E-REVs to begin filling standing orders for clean alternative fueled vehicles by leading U.S. government and commercial fleets. Both projects are anticipated to be completed over the next several months, with the first E-REV trucks to be introduced by the nation’s largest electric utility, Pacific Gas & Electric in California.

Upon the successful demonstration of these two initial projects, the two companies plan to explore a broader business relationship relating to the development of ZEBRA (blended) renewable energy and electric vehicle production.

HHI is a leading global manufacturer of grid electric transmission, electric motors, ships, large vehicles and electric buses and is positioning to become a world leader in solar and wind generation equipment as well.

Kraig Higginson, Chairman of Raser Technologies said, “HHI is an ideal partner due to their manufacturing and financial strength in the two key areas of focus for Raser. We have been working for several years to establish this strategic relationship and are pleased to now take this first step. We share a vision with HHI that we can meet the challenges of climate change and look forward to working together combining the strengths of our two companies in these projects.”

More information on the Raser ZEBRA and Renewable Energy “Triple Play” can be found at www.rasertech.com/ZEBRA and more information on Raser’s E-REV fleet truck program can be found at www.rasertech.com/htrucks.

About Raser Technologies

Raser (NYSE: RZ) is an environmental energy technology company focused on renewable energy development and technology licensing. Raser’s Power Systems segment develops clean, renewable electric power plants with one geothermal plant operating in southern Utah and eight active and early stage projects in four western United States: Utah, New Mexico, Nevada and Oregon, as well as a concession for 100,000 acres in Indonesia. Raser’s Transportation and Industrial segment focuses on extended-range plug-in-hybrid vehicle solutions and using Raser’s award-winning Symetron™ technology to improve the torque density and efficiency of the electric motors and drive systems used in electric and hybrid-electric vehicle powertrains and industrial applications. Further information on Raser may be found at: www.rasertech.com.

About HHI, Inc.

HHI is the world largest ship building company as well as a global leader in its 5 other business segments, including Offshore & Engineering, Industrial Plant & Engineering, Engine & Machinery, Construction Equipment, Electro Electric System including high-tech AC induction motor, Drive System, Generator, Solar Panel, Wind Turbine System, Transformer etc. HHI also operates 15 other companies as affiliates. Through these business operations, HHI with its 15 affiliates achieved approximately USD 50 billion annual sales revenue in 2009. Further information on HHI may be found at: http://English.hhi.co.kr

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding; our beliefs about the potential to construct a solar power project at the Thermo site; our beliefs about our ability to produce and sell extended range electric trucks in cooperation with Hyundai Heavy Industries; our beliefs about our ability to finalize a definitive, binding agreement with Hyundai Heavy Industries; our beliefs about the strength and enforceability of our agreements; our belief about our ability to develop future geothermal projects and the geothermal industry in general. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and our ability to compete in the industry; our ability to attract, train and retain key personnel; and such other risks as identified in our quarterly report on Form 10-Q for the quarter ended March 31, 2010, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Raser Technologies, Inc.
David West
Vice President Marketing
(801) 836-6350
david.west@rasertech.com

Issa Arnita
Investor Relations
801-765-1200

Hyundai Heavy Industries Co., Ltd.
Mr. Jeong Cheol You
Senior Vice President, Renewable Energy
82-2-746-7590

Hayden IR
Cameron Donahue
(651) 653-1854
cameron@haydenir.com